                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration Nos. 333-122925 and
                                                333-122925-01


The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2006

                                                           Prospectus Supplement
                                               (To Prospectus Dated May 3, 2005)

SEQUINS(sm)

SELECT EQUITY INDEXED NOTES

                             CITIGROUP FUNDING INC.

                                  7-8% SEQUINS
             BASED UPON THE COMMON STOCK OF UNITEDHEALTH GROUP INC.
                                   DUE , 2007
                               $10.00 PER SEQUINS
                    PAYMENTS DUE FROM CITIGROUP FUNDING INC.
             FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

 o The SEQUINS bear interest at the rate of 7-8% per annum. We will pay interest in cash quarterly on the day of January, April, July and October, commencing on July , 2006.

 o Beginning , 2006, we may call the SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 11.5-12.5% per annum (compounded annually).

 o If we do not call the SEQUINS, you will receive at maturity for each SEQUINS shares of UnitedHealth Group common stock.

 o We will apply to list the SEQUINS on the American Stock Exchange under the symbol "CTH."

 o The SEQUINS are not principal protected.

  INVESTING IN THE SEQUINS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE SEQUINS" BEGINNING ON PAGE S-8.

  The SEQUINS represent obligations of Citigroup Funding Inc. only. UnitedHealth Group Inc. is not involved in any way in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the SEQUINS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                             Per SEQUINS                Total
                                             -----------                -----
Public Offering Price                        $10.00                     $

Underwriting Discount                        $                          $

Proceeds to Citigroup Funding Inc.           $                          $

The underwriter expects to deliver the SEQUINS to purchasers on or about , 2006.

INVESTMENT PRODUCTS    NOT FDIC INSURED    MAY LOSE VALUE    NO BANK GUARANTEE

, 2006

[CITIGROUP LOGO]

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE SEQUINS?

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of UnitedHealth Group common stock equal to the exchange ratio described below. The value of the shares of UnitedHealth Group common stock you receive at maturity will depend on the trading price of UnitedHealth Group common stock at the maturity date. The value of the shares of UnitedHealth Group common stock you receive at maturity will be less than your investment in the SEQUINS if the trading price of UnitedHealth Group common stock at maturity is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public. You will not in any case receive the benefit of an increase in the price of UnitedHealth Group common stock or receive a payment at maturity greater than your investment unless we call the SEQUINS as described below or unless at maturity the trading price of UnitedHealth Group common stock is greater than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public. In addition, the opportunity to participate in the possible increases in the price of UnitedHealth Group common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than 11.5-12.5% per annum (compounded annually).

     The SEQUINS mature on           , 2007, are callable by us beginning on
          , 2006 and do not provide for early redemption by you. The SEQUINS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the SEQUINS at maturity is not guaranteed.

     Each SEQUINS represents a principal amount of $10. You may transfer the SEQUINS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the SEQUINS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the SEQUINS by individual investors. Accountholders in the Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the SEQUINS through the accounts those systems maintain with DTC. You should refer to the section "Description of the SEQUINS -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE INTEREST ON THE SEQUINS?

     The SEQUINS bear interest at the rate of 7-8% per annum. We will pay
interest in cash quarterly on each      day of each January, April, July and
October, or the immediately next business day, commencing on July   , 2006.

WHAT WILL I RECEIVE AT MATURITY OF THE SEQUINS?

     The SEQUINS will mature on           , 2007. If we do not call the SEQUINS,
at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of UnitedHealth Group common stock equal to the exchange ratio.

     As a result, if the trading price of UnitedHealth Group common stock at maturity is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of UnitedHealth Group common stock you receive at maturity for each SEQUINS will be less than $10, and could be zero. You will not in any case receive at maturity a number of shares of UnitedHealth Group common stock with a value of more than $10 unless at maturity the trading price of UnitedHealth Group common stock is greater than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

     In lieu of any fractional share of UnitedHealth Group common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share.

     The exchange ratio will equal $10 divided by the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

IS THERE A POSSIBILITY OF A LOSS OF CAPITAL?

     If the trading price of UnitedHealth Group common stock at maturity is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of UnitedHealth Group common stock you receive at maturity for each SEQUINS will be less than the initial price of the SEQUINS, even if the price per share of UnitedHealth Group common stock exceeds the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the term of the SEQUINS. The total yield on the SEQUINS to you may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity. You should refer to "Risk Factors -- The Yield on the SEQUINS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity" in this prospectus supplement.

WHAT WILL I RECEIVE IF CITIGROUP FUNDING CALLS THE SEQUINS?

     We may call the SEQUINS, in whole, but not in part, on any business day
beginning on           , 2006 through and including one business day before the
maturity date. We will provide at least three business days' notice before the date we will call the SEQUINS (which we refer to as the call date).

     If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 11.5-12.5% per annum (compounded annually). The call price will be calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on yield to call of 11.5-12.5% (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made through and including the applicable call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal $10, the principal amount of each SEQUINS. The present values of the interest payments made on the SEQUINS will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a business day.

     The opportunity to participate in the possible increases in the price of UnitedHealth Group common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than 11.5-12.5% per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of UnitedHealth Group common stock.

     We have provided a table showing the month-end, mid-month, first and last hypothetical call prices from October 2, 2006 through April 13, 2007 under the heading "Description of the SEQUINS -- Hypothetical Call Prices" in this prospectus supplement. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale.

WHAT HYPOTHETICAL RETURNS COULD I RECEIVE AT MATURITY?

     The following table illustrates, for a range of hypothetical trading prices of UnitedHealth Group common stock at maturity:

     - the percentage change from a hypothetical initial share price of $58.00 to the relevant hypothetical trading price at maturity,

     - the final amount payable on the SEQUINS, including the payment of accrued and unpaid interest on the maturity date,

     - the total annualized yield on the SEQUINS at maturity, and

     - the total annualized yield from direct ownership of UnitedHealth Group common stock.

     This table assumes that the SEQUINS pay quarterly interest payments of 7.50% per annum. The table also assumes that the SEQUINS will be called by us at maturity for a total annualized yield to call of 12% if the total annualized return on the SEQUINS would be greater than or equal to 12% per annum if not called.

     The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual return at maturity will depend on a number of factors including the actual initial share price, the actual trading price of UnitedHealth Group common stock on the maturity date, and the actual yield to call at which we will call the SEQUINS.

                                                                      TOTAL ANNUALIZED
                                                                         YIELD FROM
                PERCENTAGE CHANGE                                          DIRECT
                     FROM THE                             TOTAL         OWNERSHIP OF
HYPOTHETICAL   HYPOTHETICAL INITIAL                     ANNUALIZED      UNITEDHEALTH
  TRADING          PRICE TO THE        FINAL AMOUNT    YIELD ON THE        GROUP
  PRICE AT     HYPOTHETICAL TRADING   PAYABLE ON THE    SEQUINS AT         COMMON
  MATURITY      PRICE AT MATURITY       SEQUINS(1)     MATURITY(2)        STOCK(3)
------------   --------------------   --------------   ------------   ----------------
    0.00              -100%               0.1875          -96.24%         -100.00%
    5.80               -90%               1.1875          -84.42%          -88.97%
   11.60               -80%               2.1875          -73.48%          -78.58%
   17.40               -70%               3.1875          -62.87%          -68.41%
   23.20               -60%               4.1875          -52.47%          -58.39%
   29.00               -50%               5.1875          -42.21%          -48.48%
   34.80               -40%               6.1875          -32.07%          -38.66%
   40.60               -30%               7.1875          -22.02%          -28.90%
   46.40               -20%               8.1875          -12.05%          -19.20%
   52.20               -10%               9.1875           -2.14%           -9.55%
   58.00(4)              0%              10.1875            7.70%            0.05%
   63.80                10%              10.6248           12.00%            9.61%
   69.60                20%              10.6248           12.00%           19.14%
   75.40                30%              10.6248           12.00%           28.63%
   81.20                40%              10.6248           12.00%           38.09%
   87.00                50%              10.6248           12.00%           47.52%
   92.80                60%              10.6248           12.00%           56.93%
   98.60                70%              10.6248           12.00%           66.31%
  104.40                80%              10.6248           12.00%           75.67%
  110.20                90%              10.6248           12.00%           85.00%
  116.00               100%              10.6248           12.00%           94.32%

---------------

(1) The final amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.

(2) The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the date of issuance (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the SEQUINS, including the call price and all interest payments made through and including the applicable call date, the sum of these present values being equal to the $10 initial price of the SEQUINS. This annualized yield assumes:

    (a) interest payments of 7.50% per annum are (i) made quarterly on the 16th day of each January, April, July, and October commencing on July 16, 2006, and (ii) reinvested for the remainder of the term of the SEQUINS at the applicable yield listed in this column,

    (b) an investment term from March 30, 2006 to April 16, 2007, and

    (c) computed on the basis of a 360-day year of twelve 30-day months, compounded annually.

(3) This annualized yield assumes:

    (a) an investment in the underlying common stock at the hypothetical initial share price and a sale of the common stock at the hypothetical trading price at maturity,

    (b) a dividend payment of $0.0075 per quarter per share,

    (c) no transaction fees or expenses, and

    (d) an investment term from March 30, 2006 to April 16, 2007.

(4) This is the hypothetical initial share price.

HOW HAS UNITEDHEALTH GROUP COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for UnitedHealth Group common stock for each quarter since the first quarter of 2002. You can find this table in the section "Historical Data on the Common Stock of UnitedHealth Group Inc." in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of UnitedHealth Group common stock in recent years. However, past performance is not necessarily indicative of how UnitedHealth Group common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the SEQUINS -- You Will Have No Rights Against UnitedHealth Group Inc. Prior to Receiving Any Shares of UnitedHealth Group Common Stock at Maturity if We Do Not Call the SEQUINS" in this prospectus supplement.

WHAT TYPE OF INVESTOR MAY WANT TO INVEST IN SEQUINS?

     SEQUINS may be an attractive investment for an investor seeking a relatively high current income and an ability to participate in the appreciation of the underlying stock, subject to Citigroup Funding's right to call the SEQUINS and subject to the risk to the principal invested. This type of investor may include, but is not limited to the following: income oriented equity investors seeking increased yield; current or prospective holders of the underlying stock; and investors in non-principal protected convertible securities.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE SEQUINS?

     In purchasing a SEQUINS, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase UnitedHealth Group common stock at maturity. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the SEQUINS. Under this treatment, you generally will be required to include the interest payments as interest income at the time such interest is accrued or received in accordance with your method of accounting. If Citigroup Funding delivers UnitedHealth Group common stock at maturity, a U.S. Holder generally will recognize no gain or loss on the purchase of UnitedHealth Group common stock by application of the monies received by Citigroup Funding in respect of the SEQUINS. Upon the exercise by Citigroup Funding of its right to call the SEQUINS prior to maturity, or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the SEQUINS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE SEQUINS BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the SEQUINS on the American Stock Exchange under the symbol "CTH." You should be aware that the listing of the SEQUINS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the SEQUINS.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

     Citigroup's consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the six months ended September 30, 2005 and each of the five most recent fiscal years are as follows:

                                                  SIX MONTHS           YEAR ENDED DECEMBER 31,
                                                    ENDED          --------------------------------
                                              SEPTEMBER 30, 2005   2004   2003   2002   2001   2000
                                              ------------------   ----   ----   ----   ----   ----
Ratio of income to fixed charges (excluding
  interest on deposits).....................         2.34x         2.65x  3.42x  2.52x  1.93x  1.76x
Ratio of income to fixed charges (including
  interest on deposits).....................         1.85x         2.01x  2.43x  1.90x  1.59x  1.49x
Ratio of income to combined fixed charges
  including preferred stock dividends
  (excluding interest on deposits)..........         2.33x         2.63x  3.39x  2.50x  1.92x  1.75x
Ratio of income to combined fixed charges
  including preferred stock dividends
  (including interest on deposits)..........         1.84x         2.00x  2.41x  1.89x  1.58x  1.48x

WHAT IS THE ROLE OF CITIGROUP FUNDING'S AND CITIGROUP'S AFFILIATE, CITIGROUP GLOBAL MARKETS INC.?

     Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the SEQUINS and is expected to receive compensation for activities and service provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the SEQUINS to create a secondary market for holders of the SEQUINS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     We expect to hedge our obligations under the SEQUINS through one or more of our affiliates. This hedging activity will likely involve trading in UnitedHealth Group common stock or in other instruments, such as options or swaps, based upon UnitedHealth Group common stock. This hedging activity could affect the market price of UnitedHealth Group common stock and therefore the market value of the SEQUINS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your SEQUINS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the SEQUINS declines. You should refer to "Risk Factors Relating to the SEQUINS -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" and " -- The Price at Which

You Will Be Able to Sell Your SEQUINS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE SEQUINS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the SEQUINS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the SEQUINS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the SEQUINS.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT IN THE SEQUINS?

     Yes, the SEQUINS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the SEQUINS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures),
(iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 21, 2005, January 24, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005,
March 16, 2005, April 14, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May
24, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005,
June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June
29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 19, 2005, July 28,
2005, August 1, 2005, August 3, 2005, August 25, 2005, August 26, 2005, August
30, 2005, September 14, 2005, September 20, 2005, September 28, 2005, September 29, 2005, September 30, 2005, October 7, 2005, October 20, 2005, October 25,
2005, October 27, 2005, October 28, 2005, November 1, 2005, November 30, 2005,
December 1, 2005, December 13, 2005, December 23, 2005, December 27, 2005, January 13, 2006, January 27, 2006, January 31, 2006, February 14, 2006 and (v) portions of the Current Report on Form 8-K filed on January 20, 2006 "filed" for purposes of the Securities Exchange Act of 1934.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the worldwide web on the internet at http://www.sec.gov.

                      RISK FACTORS RELATING TO THE SEQUINS

     Because the terms of the SEQUINS differ from those of conventional debt securities in that the maturity payment will be made in shares of UnitedHealth Group common stock, unless the SEQUINS are called by us, an investment in the SEQUINS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of UnitedHealth Group common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE SEQUINS MAY RESULT IN A LOSS IF THE TRADING PRICE OF UNITEDHEALTH GROUP COMMON STOCK DECLINES

     The maturity payment will be made in UnitedHealth Group common stock, unless the SEQUINS are called by us. As a result, the value of the shares of UnitedHealth Group common stock you receive at maturity may be less than the amount you paid for your SEQUINS, except to the extent of the interest payable on the SEQUINS. If at maturity the trading price of UnitedHealth Group common stock is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of UnitedHealth Group common stock you receive at maturity for each SEQUINS will be less than the $10 you pay for each SEQUINS, and could be zero, in which case your investment in the SEQUINS will result in a loss, again except to the extent of the interest payable on the SEQUINS. This will be true even if the trading price of UnitedHealth Group common stock exceeds the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the life of the SEQUINS but the trading price of UnitedHealth Group common stock at maturity is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

THE SEQUINS ARE SUBJECT TO BEING CALLED AT OUR OPTION, WHICH LIMITS YOUR PARTICIPATION IN ANY APPRECIATION IN THE PRICE OF UNITEDHEALTH GROUP COMMON STOCK

     We may call all of the SEQUINS on any business day beginning           ,
2006 through and including one business day before the maturity date. In the event that we call the SEQUINS, you will receive only the call price and any accrued and unpaid interest to and including the call date, and you will not be entitled to receive shares of UnitedHealth Group common stock at maturity. The opportunity to participate in possible increases in the price of UnitedHealth Group common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than 11.5-12.5% per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of UnitedHealth Group common stock.

THE YIELD ON THE SEQUINS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The SEQUINS bear interest at the rate of 7-8% per annum. As a result, if we do not call the SEQUINS and the trading price of UnitedHealth Group common stock
at maturity is less than approximately $     (resulting in you receiving stock
with a value at maturity that is less than the principal amount of your SEQUINS), the effective yield on the SEQUINS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

YOUR RETURN ON THE SEQUINS MAY BE LIMITED AND WILL NOT BE IDENTICAL TO THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED UNITED HEALTH GROUP COMMON STOCK

     As a result of our right to call the SEQUINS, your return on the SEQUINS may be less than your return on a direct investment in UnitedHealth Group common stock or on a similar security that was directly linked to UnitedHealth Group common stock and allowed you to participate more fully in the appreciation of the price of UnitedHealth Group common stock. In addition, your return on the SEQUINS will not reflect the return you would realize if you actually owned UnitedHealth Group common stock and received the dividends, if any, paid on UnitedHealth Group common stock. You will not be entitled to receive dividends, if any, paid on UnitedHealth Group common stock unless and until you actually hold UnitedHealth Group common stock on the applicable record date for the payment of a dividend.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR SEQUINS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the SEQUINS in the secondary market will be affected by the supply of and demand for the SEQUINS, the value of UnitedHealth Group common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the SEQUINS of a change in a specific factor, assuming all other conditions remain constant.

     UNITEDHEALTH GROUP INC. COMMON STOCK PRICE. We expect that the market value of the SEQUINS will depend substantially on the amount, if any, by which the price of UnitedHealth Group common stock changes from the initial share
price of $     . However, changes in the price of UnitedHealth Group common stock may not always be reflected, in full or in part, in the market value of the SEQUINS. If you choose to sell your SEQUINS when the price of UnitedHealth Group common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of UnitedHealth Group common stock will continue to fluctuate from that time until we exercise our call option or until the maturity date. In addition, significant increases in the value of UnitedHealth Group common stock are not likely to be reflected in the trading price of the SEQUINS because the amount payable at maturity on each SEQUINS is generally limited by our ability to call the SEQUINS at any time
beginning on      , 2006, for a call price that, together with all other
payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 11.5-12.5% per annum (compounded annually). If you choose to sell your SEQUINS when the price of UnitedHealth Group common stock is below the initial share price, you may receive less than the amount you originally invested.

     The value of UnitedHealth Group common stock will be influenced by UnitedHealth Group Inc. results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which UnitedHealth Group Inc. is a part. Citigroup Funding's hedging activities in UnitedHealth Group common stock, the issuance of securities similar to the SEQUINS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of UnitedHealth Group common stock.

     VOLATILITY OF UNITEDHEALTH GROUP COMMON STOCK. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of UnitedHealth Group common stock changes during the term of the SEQUINS, the market value of the SEQUINS may decrease.

     CALL FEATURE.  Our ability to call the SEQUINS on any business day
beginning on           , 2006 through and including one business day before the
maturity date is likely to limit their value. We believe that if we did not have the right to call the SEQUINS, their value could be significantly different.

     EVENTS INVOLVING UNITEDHEALTH GROUP INC. General economic conditions and earnings results of UnitedHealth Group Inc. and real or anticipated changes in those conditions or results may affect the market value of the SEQUINS. In addition, if the dividend yield on UnitedHealth Group common stock increases, we expect that the value of the SEQUINS may decrease because the value of any shares you will receive at maturity if we do not call the SEQUINS will not reflect the value of such dividend payments. Conversely, if the dividend yield on UnitedHealth Group common stock decreases, we expect that the value of the SEQUINS may increase.

     INTEREST RATES. We expect that the market value of the SEQUINS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the SEQUINS may decrease, and if U.S. interest rates decrease, the market value of the SEQUINS may increase.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the SEQUINS may trade at a value above or below that which would be expected based on the level of interest rates and the value of UnitedHealth Group common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of UnitedHealth Group common stock during the period prior to the maturity of the SEQUINS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the SEQUINS.

     HEDGING ACTIVITIES. Hedging activities in UnitedHealth Group common stock by one or more of our affiliates will likely involve trading in UnitedHealth Group common stock or in other instruments, such as options or swaps, based upon UnitedHealth Group common stock. This hedging activity could affect the market price of UnitedHealth Group common stock and therefore the market value of the SEQUINS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the SEQUINS declines.

     CITIGROUP FUNDING AND CITIGROUP'S CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the SEQUINS. The SEQUINS are subject to the credit risk of Citigroup, the guarantor of the payments due on the SEQUINS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the SEQUINS attributable to another factor, such as an increase in the value of UnitedHealth Group common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the SEQUINS of a given change in most factors listed above will be less if it occurs later in the term of the SEQUINS than if it occurs earlier in the term of the SEQUINS.

THE HISTORICAL PERFORMANCE OF UNITEDHEALTH GROUP COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF UNITEDHEALTH GROUP COMMON STOCK

     The historical price of UnitedHealth Group common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of UnitedHealth Group common stock during the term of the SEQUINS. Changes in the price of UnitedHealth Group common stock will affect the trading price of the SEQUINS, but it is impossible to predict whether the price of UnitedHealth Group common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST UNITEDHEALTH GROUP INC. PRIOR TO RECEIVING ANY SHARES OF UNITEDHEALTH GROUP COMMON STOCK AT MATURITY IF WE DO NOT CALL THE SEQUINS

     If we do not call the SEQUINS, you will have no rights against UnitedHealth Group Inc. prior to receiving shares of UnitedHealth Group common stock at maturity, even though

     - you will receive UnitedHealth Group common stock at maturity; and

     - the market value of the SEQUINS is expected to depend primarily on the price of UnitedHealth Group common stock.

     UnitedHealth Group Inc. is not in any way involved in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS. In addition, you will have no voting rights and will receive no dividends with respect to UnitedHealth Group common stock unless and until you receive shares of UnitedHealth Group common stock at maturity.

THE VALUE OF ANY SHARES OF UNITEDHEALTH GROUP COMMON STOCK RECEIVED AT MATURITY MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF UNITEDHEALTH GROUP COMMON STOCK IS DILUTED BECAUSE THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE UNITEDHEALTH GROUP COMMON STOCK

     The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of UnitedHealth Group Inc. that modify its capital structure and a number of other transactions involving UnitedHealth Group Inc., as well as for the liquidation, dissolution or winding up of UnitedHealth Group Inc.. You should refer to the section "Description of the SEQUINS -- Dilution Adjustments" in this prospectus supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of UnitedHealth Group common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the exchange ratio to the price of UnitedHealth Group common stock, these other events may reduce the value of the shares of UnitedHealth Group common stock received at maturity for each SEQUINS.

YOU MAY NOT BE ABLE TO SELL YOUR SEQUINS IF AN ACTIVE TRADING MARKET FOR THE SEQUINS DOES NOT DEVELOP

     There is currently no secondary market for the SEQUINS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the SEQUINS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the SEQUINS. If the secondary market for the SEQUINS is limited, there may be few buyers should you choose to sell your SEQUINS prior to maturity and this may reduce the price you receive.

THE MARKET VALUE OF THE SEQUINS MAY BE AFFECTED BY PURCHASES AND SALES OF UNITEDHEALTH GROUP COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO UNITEDHEALTH GROUP COMMON STOCK BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell UnitedHealth Group common stock or derivative instruments relating to UnitedHealth Group common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of UnitedHealth Group common stock and therefore the market value of the SEQUINS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP FUNDING AND CITIGROUP, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the SEQUINS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP FUNDING'S HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the SEQUINS through one or more of our affiliates. This hedging activity will likely involve trading in UnitedHealth Group common stock or in other instruments, such as options or swaps, based upon UnitedHealth Group common stock. This hedging activity may present a conflict between your interest in the SEQUINS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of UnitedHealth Group common stock and therefore the market value of the SEQUINS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your SEQUINS in the secondary market. Since hedging our obligation under the SEQUINS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the SEQUINS declines.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEQUINS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the SEQUINS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement. Alternative characterization of the SEQUINS may affect the U.S. tax consequences of investing in the SEQUINS, including for non-U.S. investors.

                           DESCRIPTION OF THE SEQUINS

     The description in this prospectus supplement of the particular terms of the 7-8% Select EQUity Indexed NoteS (SEQUINS(SM)) Based Upon the Common Stock
of UnitedHealth Group Inc. Due           , 2007 supplements, and to the extent
inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Select EQUity Indexed NoteS (SEQUINS(SM)) Based Upon the Common Stock of UnitedHealth Group Inc. (the "SEQUINS"), if we do not call the SEQUINS, pay an amount at maturity equal to the final quarterly interest payment and a number of shares of UnitedHealth Group common stock equal to the exchange ratio described below. The value of the shares of UnitedHealth Group common stock you receive at maturity will depend on the trading price of UnitedHealth Group common stock at the maturity date. The value of the shares of UnitedHealth Group common stock you receive at maturity will be less than your investment in the SEQUINS if the trading price of UnitedHealth Group common stock at maturity is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public. You will not in any case receive the benefit of an increase in the price of UnitedHealth Group common stock or receive a payment at maturity greater than your investment unless we call the SEQUINS as described below or unless at maturity the trading price of UnitedHealth Group common stock is greater than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public. In addition, the opportunity to participate in the possible increases in the price of UnitedHealth Group common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than 11.5-12.5% per annum (compounded annually).

     The SEQUINS are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The
aggregate principal amount of SEQUINS issued will be $          (
SEQUINS). The SEQUINS will mature on           , 2007, are callable by us
beginning on           , 2006 and do not provide for early redemption by you.
The SEQUINS will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the SEQUINS at maturity is not guaranteed. The SEQUINS will be issued only in fully registered form and in denominations of $10 per SEQUINS and integral multiples thereof.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the SEQUINS and of the senior debt indenture under which the SEQUINS will be issued.

INTEREST

     The SEQUINS bear interest at the rate of 7-8% per annum. We will pay
interest in cash quarterly on the      day of each January, April, July and
October, commencing on July   , 2006.

     Interest will be payable to the persons in whose names the SEQUINS are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the SEQUINS will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of UnitedHealth Group common stock equal to the exchange ratio.

     As a result, if the trading price of UnitedHealth Group common stock at maturity is less than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of UnitedHealth Group common stock you receive at maturity for each SEQUINS will be less than $10 and could be zero. You will not in any case receive at maturity a number of shares of UnitedHealth Group common stock with a value of more than $10 unless at maturity the trading price of UnitedHealth Group common stock is greater than the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

     In lieu of any fractional share of UnitedHealth Group common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of UnitedHealth Group common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of SEQUINS held by each holder.

     The exchange ratio will equal $10 divided by the price per share of UnitedHealth Group common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

CALL OPTION

     We may call the SEQUINS in whole, but not in part, on any business day
beginning on           , 2006 through and including one business day before the
maturity date. We will provide at least three business days' notice (as described below) before the date we call the SEQUINS (which we refer to as the call date).

     If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of 11.5-12.5% per annum (compounded annually). The call price will be calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on an annual yield to call of 11.5-12.5% (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made to and including the call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal $10, the principal amount of each SEQUINS. The actual yield to call will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. The present value of each interest payment on the SEQUINS used to determine the call price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a business day and, as a result, the payment being delayed until the next succeeding business day. Any delay will not be taken into account when calculating the call price. The call price will be rounded to the fourth decimal place and will not include the amount of unpaid interest accrued to and including the call date; however, on the call date you will receive the call price plus an amount equal to the accrued and unpaid interest.

     The opportunity to participate in the possible increases in the price of UnitedHealth Group common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield to call of more than 11.5-12.5% per annum (compounded annually), even though you will be subject to the full risk of a decline in the price of UnitedHealth Group common stock.

     So long as the SEQUINS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the SEQUINS are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

HYPOTHETICAL CALL PRICES

     The SEQUINS are callable on any business day beginning approximately six months after the issue date and ending on the business day prior to maturity. The following table sets forth the month-end, mid-month, first and last hypothetical call prices from October 2, 2006 through April 13, 2007, based on the assumptions specified below. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public. For any given hypothetical call date, the hypothetical final amount payable per SEQUINS will equal the sum of the hypothetical call price per SEQUINS and the hypothetical interest payable on call date per SEQUINS. If we elect to exercise our call option, the call price will be disclosed in the notice we deliver to DTC in connection with our call of the SEQUINS.

     The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. This table sets forth the prices at which we may exercise our right to call the SEQUINS, assuming the hypothetical information listed below is true. The SEQUINS are callable at our discretion. The actual call price of the SEQUINS will depend on a number of factors including the actual interest rate on the SEQUINS and the actual yield to call.

     This table assumes the following hypothetical information:

    - date of issuance:       March 30, 2006

    - principal amount:       $10 per SEQUINS

    - interest rate:          7.50% per year

    - interest payment date:  On the 16th day of each January, April, July and October, commencing on July 16, 2006

    - yield to call:          12.00% (computed on the basis of a 360-day year of twelve
                              30-day months, compounded annually)

    - maturity date:          April 16, 2007

                                                                 HYPOTHETICAL       HYPOTHETICAL
                                              HYPOTHETICAL    INTEREST PAYABLE ON   FINAL AMOUNT
                                             CALL PRICE PER      CALL DATE PER      PAYABLE PER
HYPOTHETICAL CALL DATE                          SEQUINS             SEQUINS           SEQUINS
----------------------                       --------------   -------------------   ------------
October 2, 2006 (hypothetical first call
  date)....................................     10.2052             0.1583            10.3635
October 16, 2006...........................     10.2218             0.1875            10.4093
October 31, 2006...........................     10.2357             0.0313            10.2669
November 15, 2006..........................     10.2551             0.0604            10.3155
November 30, 2006..........................     10.2727             0.0917            10.3643
December 15, 2006..........................     10.2905             0.1229            10.4134
December 29, 2006..........................     10.3073             0.1521            10.4594
January 16, 2007...........................     10.3280             0.1875            10.5155
January 31, 2007...........................     10.3424             0.0313            10.3736
February 15, 2007..........................     10.3623             0.0604            10.4227
February 28, 2007..........................     10.3780             0.0875            10.4655
March 15, 2007.............................     10.3987             0.1229            10.5216
March 30, 2007.............................     10.4173             0.1542            10.5714
April 13, 2007 (hypothetical last call
  date)....................................     10.4335             0.1813            10.6148

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The SEQUINS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

DILUTION ADJUSTMENTS

     The exchange ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the number and value of shares of UnitedHealth Group common stock you may receive at maturity. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If UnitedHealth Group Inc., after the closing date of the offering of the SEQUINS,

     (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

     (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

     (3) combines the outstanding shares of the common stock into a smaller number of shares, or

     (4) issues by reclassification of shares of its common stock any shares of other UnitedHealth Group common stock,

then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of such other UnitedHealth Group common stock, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

     If UnitedHealth Group Inc., after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the exchange ratio will be further adjusted to equal the exchange ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

     If UnitedHealth Group Inc., after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of UnitedHealth Group common stock consists, in whole or in part, of marketable securities, then the fair market value of such marketable securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such fair market value.

     If UnitedHealth Group Inc., after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

     For purposes of these adjustments:

     A "Permitted Dividend" is any cash dividend in respect of UnitedHealth Group common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by UnitedHealth Group Inc., with respect to one share of common stock acquired in a tender offer or exchange offer by UnitedHealth Group Inc., over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of UnitedHealth Group common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such sum.

     If UnitedHealth Group Inc., after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the SEQUINS will receive at maturity for each SEQUINS a combination of shares of UnitedHealth Group common stock equal to the exchange ratio and a number of shares of such UnitedHealth Group Inc. subsidiaries' capital stock equal to the exchange ratio times the number of shares of such subsidiaries' capital stock distributed per share of UnitedHealth Group common stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in "-- Dilution Adjustments" will also apply to such subsidiaries' capital stock if any of the events described in "-- Dilution Adjustments" occurs with respect to such capital stock.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of UnitedHealth Group common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by UnitedHealth Group Inc.;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

     - in the case of any Excess Purchase Payment for which UnitedHealth Group Inc. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the exchange ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by UnitedHealth Group Inc., or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the exchange ratio will be further adjusted to the exchange ratio which would then have been in effect had adjustment for the event not been made. If any Reorganization Event, as described below, occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the exchange ratio will not be rescinded but will be applied to the new exchange ratio provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption

Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

     The "Closing Price" of UnitedHealth Group common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock or other security is listed or admitted to trading, (2) if the common stock or other security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), and the common stock or other security is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock or other security is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding paragraph, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or other security obtained from as many dealers in such security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of UnitedHealth Group common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of UnitedHealth Group common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of UnitedHealth Group Inc., or any surviving entity or subsequent surviving entity of UnitedHealth Group Inc., with or into another entity, other than a merger or consolidation in which UnitedHealth Group Inc. is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of UnitedHealth Group Inc. or another issuer;

     - any sale, transfer, lease or conveyance to another corporation of the property of UnitedHealth Group Inc. or any successor as an entirety or substantially as an entirety;

     - any statutory exchange of securities of UnitedHealth Group Inc. or any successor of UnitedHealth Group Inc. with another issuer, other than in connection with a merger or acquisition; or

     - any liquidation, dissolution or winding up of UnitedHealth Group Inc. or any successor of UnitedHealth Group Inc.,

each holder of the SEQUINS will have the right to receive a maturity payment per SEQUINS of (i) cash in an amount equal to the exchange ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" below and
(ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the exchange ratio.

The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to UnitedHealth Group common stock or UnitedHealth Group Inc. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any SEQUINS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the SEQUINS will be determined by the calculation agent and will equal, for each SEQUINS, a number of shares of UnitedHealth Group common stock equal to the exchange ratio, calculated as though the maturity of the SEQUINS was the date of early repayment. See
"-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of a SEQUINS will not be permitted to make a claim for unmatured interest and therefore, the claim of the beneficial owner of a SEQUINS against the entity that becomes subject to a bankruptcy proceeding will be capped at the cash equivalent of the payment at maturity calculated as though the maturity date of the SEQUINS were the date of the commencement of the proceeding, plus an additional amount of
interest accrued on the principal amount of the SEQUINS at   % per annum up to
the date of the commencement of the proceeding.

     In case of default in payment at maturity of the SEQUINS, the SEQUINS will bear interest, payable upon demand of the beneficial owners of the SEQUINS in accordance with the terms of the SEQUINS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly
provided for, at the rate of      % per annum on the unpaid amount (or the cash
equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all SEQUINS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for SEQUINS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the SEQUINS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement." DTC has confirmed that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the SEQUINS will be made by Citigroup Global Markets Inc. in same-day funds. All call price payments and all interest payments will be paid by Citigroup Funding in same-day funds so long as the SEQUINS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the SEQUINS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the SEQUINS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the SEQUINS, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the SEQUINS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                            UNITEDHEALTH GROUP INC.

GENERAL

     According to publicly available documents, UnitedHealth Group Inc. is a diversified health and well-being company, serving approximately 55 million Americans. UnitedHealth Group Inc. manages approximately $60 billion in aggregate annual health care spending on behalf of more than 250,000 employer-customers and consumers. UnitedHealth Group Inc. is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, UnitedHealth Group Inc. files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005), proxy statements and other information with the SEC. UnitedHealth Group Inc.'s registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     Neither Citigroup Funding nor Citigroup has participated in the preparation of UnitedHealth Group Inc.'s publicly available documents and has not made any due diligence investigation or inquiry of UnitedHealth Group Inc. in connection with the offering of the SEQUINS. We make no representation that the publicly available information about UnitedHealth Group Inc. is accurate or complete.

     The SEQUINS represent obligations of Citigroup Funding only. UnitedHealth Group Inc. is not involved in any way in this offering and has no obligation relating to the SEQUINS or to holders of the SEQUINS.

         HISTORICAL DATA ON THE COMMON STOCK OF UNITEDHEALTH GROUP INC.

     The common stock is listed on the New York Stock Exchange under the symbol "UNH." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for UnitedHealth Group common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the dividends paid per share of UnitedHealth Group common stock.

     Holders of SEQUINS will not be entitled to any rights with respect to UnitedHealth Group common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of UnitedHealth Group common stock at maturity.

                                                           HIGH       LOW     DIVIDEND
                                                          -------   -------   --------
2002
Quarter
  First.................................................  19.2000   16.9625    0.0000
  Second................................................  24.4725   18.7825    0.0075
  Third.................................................  24.0750   20.3775    0.0000
  Fourth................................................  25.2500   18.7625    0.0000
2003
Quarter
  First.................................................  23.1725   19.6000    0.0000
  Second................................................  26.3350   22.0625    0.0075
  Third.................................................  28.1250   23.6250    0.0000
  Fourth................................................  29.3350   23.7950    0.0000
2004
Quarter
  First.................................................  32.2500   27.7250    0.0000
  Second................................................  34.2500   29.3200    0.0150
  Third.................................................  37.3600   29.6700    0.0000
  Fourth................................................  44.3800   32.5000    0.0000
2005
Quarter
  First.................................................  48.3250   42.6250    0.0000
  Second................................................  53.6300   44.3050    0.0150
  Third.................................................  56.6600   47.8000    0.0000
  Fourth................................................  64.6100   53.8700    0.0000
2006
Quarter
  First (through February 15, 2006).....................  62.9300   56.0000    0.0000

     The closing price of the UnitedHealth Group common stock on February 15, 2006 was $59.00.

     According to UnitedHealth Group Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, as of October 31, 2005, there were 1,267,136,966 shares of common stock outstanding. During the period reflected in the above table, UnitedHealth Group Inc. split its common stock 2 for 1 on June 18, 2003 and May 27, 2005. The data appearing in the above table have been adjusted to reflect these splits.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of SEQUINS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase SEQUINS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the SEQUINS (a "U.S. Holder"). This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold SEQUINS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar or (iv) persons that do not hold SEQUINS as capital assets.

     This summary does not address tax consequences specific to the UnitedHealth Group common stock except where otherwise stated. Before acquiring SEQUINS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the UnitedHealth Group common stock.

     No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the SEQUINS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SEQUINS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SEQUINS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

TAX CHARACTERIZATION OF THE SEQUINS

     In purchasing a SEQUINS, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase UnitedHealth Group common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the SEQUINS the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the SEQUINS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Funding will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the SEQUINS as compensation to the holder for Citigroup Funding's use of such cash deposit during the term of the SEQUINS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder's obligation under the forward purchase contract and Citigroup Funding will deliver to the holder the number of shares of UnitedHealth Group common stock that the holder is entitled to receive at that time pursuant to the terms of the SEQUINS (subject to Citigroup Funding's right to deliver cash if it exercises its right to call the SEQUINS prior to maturity). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the SEQUINS, but instead will be commingled with Citigroup Funding's other assets and applied in a manner consistent with the "Use of Proceeds" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Funding in respect of the original issue of a SEQUINS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SEQUINS, and (ii) amounts denominated as interest that are payable with respect to the SEQUINS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

     Under the above characterization of the SEQUINS, if Citigroup Funding delivers UnitedHealth Group common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the UnitedHealth Group common stock by application of the monies received by Citigroup Funding in respect of the SEQUINS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the SEQUINS (less the portion of the tax basis of the SEQUINS allocable to any fractional share, as described in the next paragraph). A U.S. Holder's tax basis in the SEQUINS generally will equal such Holder's cost for that SEQUINS.

     A U.S. Holder will recognize gain or loss (which may be treated as short-term capital gain or loss without regard to such Holder's holding period for the SEQUINS) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the SEQUINS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity Citigroup Funding delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder's purchase obligation under the SEQUINS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder's basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

     Upon the exercise by Citigroup Funding of its right to call the SEQUINS prior to maturity or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition.

     It is possible that the IRS could seek to characterize the SEQUINS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the SEQUINS, it is possible, for example, that a SEQUINS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the SEQUINS could differ substantially.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the SEQUINS transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the SEQUINS transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     A "Non-U.S. Holder" is a holder of the SEQUINS that is a non-resident alien individual or a foreign corporation.

     In the case of a Non-U.S. Holder of the SEQUINS, payments made with respect to the SEQUINS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the SEQUINS by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

     A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the SEQUINS should see the discussion relating to U.S. Holders of the SEQUINS, above.

ESTATE TAX

     If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the Note may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the SEQUINS.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the SEQUINS, including a Non-U.S. Holder, may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date the SEQUINS are priced for initial sale to the public, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the SEQUINS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup
Global Markets Inc., $     principal amount of SEQUINS (     SEQUINS).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the SEQUINS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the SEQUINS if it purchases any of the SEQUINS.

     Citigroup Global Markets Inc. proposes to offer some of the SEQUINS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the SEQUINS to dealers at the public
offering price less a concession not to exceed $     per SEQUINS. Citigroup
Global Markets Inc. may allow, and these dealers may reallow, a concession not
to exceed $     per SEQUINS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agent. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of
this prospectus supplement equal to $     per SEQUINS for the SEQUINS it sells.
If all of the SEQUINS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the SEQUINS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the SEQUINS or any security convertible into or exchangeable for the SEQUINS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the SEQUINS. Consequently, the initial public offering price for the SEQUINS was determined by negotiations among Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the SEQUINS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the SEQUINS will develop and continue after this offering.

     Citigroup Funding will apply to list the SEQUINS on the American Stock Exchange under the symbol "CTH."

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell SEQUINS and UnitedHealth Group common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of SEQUINS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of SEQUINS or UnitedHealth Group common stock made for the purpose of preventing a decline in the market price of the SEQUINS or UnitedHealth Group common stock while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the SEQUINS. They may also cause the price of the SEQUINS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the SEQUINS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections "Risk Factors Relating to the SEQUINS -- The Market Value of the SEQUINS May Be Affected by Purchases and Sales of UnitedHealth Group Common Stock or Derivative Instruments Related to UnitedHealth Group Common Stock by Affiliates of Citigroup Funding" and "-- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in this prospectus supplement and the section "Use of Proceeds and Hedging" in the accompanying prospectus.

     Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are not permitted to purchase the SEQUINS, either directly or indirectly.

     We estimate that our total expenses for this offering will be $      .

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding's broker-dealer affiliates in connection with offers and sales of the SEQUINS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the SEQUINS and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the SEQUINS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the SEQUINS through and including the date of disposition of such SEQUINS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e) (1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the SEQUINS.

                                 LEGAL MATTERS

     The validity of the SEQUINS and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by Michael S. Zuckert, Esq. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the SEQUINS and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

PROSPECTUS

                             CITIGROUP FUNDING INC.

May Offer --

                                $10,000,000,000

                                DEBT SECURITIES
                                 INDEX WARRANTS
                     DEBT SECURITY AND INDEX WARRANT UNITS
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                                 CITIGROUP INC.

     Citigroup Funding will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not deposits or savings accounts but are unsecured obligations of Citigroup Funding Inc. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                            ------------------------

                                   CITIGROUP

May 3, 2005

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Citigroup, Citigroup Funding and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that Citigroup Funding may offer;

     - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" on page 5 for information on Citigroup, including its financial statements.

                                 CITIGROUP INC.

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries.

     The principal executive offices of Citigroup are located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

                             CITIGROUP FUNDING INC.

     Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to affiliates of Citigroup for general corporate purposes.

     The principal executive offices of Citigroup Funding are located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

                   THE SECURITIES CITIGROUP FUNDING MAY OFFER

     Citigroup Funding may use this prospectus to offer up to $10,000,000,000 of:

     - debt securities;

     - index warrants; and

     - debt security and index warrant units.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

DEBT SECURITIES

     Debt securities are guaranteed unsecured general obligations of Citigroup Funding in the form of senior or subordinated debt. Senior debt includes Citigroup Funding's notes, debt and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

     The senior and subordinated debt will be issued under separate indentures among Citigroup Funding, Citigroup, as guarantor, and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are included in Citigroup Funding's registration statement No. 333-122925.

     General Indenture Provisions that Apply to Senior and Subordinated Debt

     - None of the indentures limits the amount of debt that Citigroup Funding may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup Funding, although the senior debt indentures do limit Citigroup's ability to pledge the stock of any subsidiary that meets the financial thresholds in the indentures. These thresholds are described below under "Description of Debt Securities."

     - The indentures allow for different types of debt securities, including indexed securities, to be issued in series and provides for the issuance of securities in book-entry, certificated and, in limited circumstances, bearer form.

     - The indentures allow Citigroup and Citigroup Funding to merge or to consolidate with another company, or sell all or substantially all of their respective assets to another company. If any of these events occur, the other company would be required to assume Citigroup's and Citigroup Funding's respective obligations under the indentures. Unless the transaction resulted in an event of default, Citigroup and Citigroup Funding would be released from all liabilities and obligations under the debt securities when the other company assumed their respective obligations under the indentures.

     - The indentures provide that holders of a majority of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Citigroup's and Citigroup Funding's obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

     - The indentures provide that Citigroup and Citigroup Funding may terminate and be fully discharged from their respective obligations under the debt securities or be released from their respective obligations to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup Funding's obligations under the particular securities when due.

     - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

     - Citigroup provides a full and unconditional guarantee of the debt securities for the benefit of the holders, from time to time, of such debt securities.

     Events of Default

     The events of default specified in the indentures include:

     - failure to pay principal or premium, if any, when due;

     - failure to pay required interest for 30 days;

     - failure to make a sinking fund payment for 30 days;

     - failure to perform covenants for 90 days after notice;

     - certain events of insolvency or bankruptcy, whether voluntary or not; and

     - any additional events as may be set forth in the applicable prospectus supplement.

     Remedies

     If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities.

INDEX WARRANTS

     Citigroup Funding may issue index warrants independently or together with debt securities (including as debt security and index warrant units). Citigroup Funding will issue any series of index warrants under a separate index warrant agreement among Citigroup Funding, Citigroup, as guarantor, and a bank or trust company. Citigroup will provide a full and unconditional guarantee of the index warrants for the benefit of the holders, from time to time, of such index warrants. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup's future current reports and incorporated by reference in its registration statement No. 333-122925. You can receive copies of these documents by following the directions on page 5.

     Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup Funding an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

     The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup Funding will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

     Citigroup Funding will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup Funding will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Market's National Market, the American Stock Exchange or the Chicago Board Options Exchange.

     The index warrant agreement for any series of index warrants will provide that holders of a majority of the total amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

     Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

DEBT SECURITY AND INDEX WARRANT UNITS

     Citigroup Funding may issue debt security and index warrant units consisting of debt securities and index warrants. The applicable prospectus supplement will describe the terms of any debt security and index warrant units.

                                USE OF PROCEEDS

     Citigroup Funding will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund affiliates of Citigroup. Citigroup Funding may also use a portion of the proceeds to refinance or extend the maturity of existing debt obligations. Citigroup Funding may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

     Citigroup Funding may sell the offered securities in any of the following ways:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Citigroup Funding sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup Funding is granting the underwriters, dealers or agents.

     If Citigroup Funding uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Citigroup Funding expects that the underwriters for any offering will include one or more of its broker-dealer affiliates, including Citigroup Global Markets Inc. These broker-dealer affiliates also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup Funding or any of its affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      RATIO OF INCOME TO FIXED CHARGES AND
                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                      INCLUDING PREFERRED STOCK DIVIDENDS

     The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years.

                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                          2004    2003    2002    2001    2000
                                                          ----    ----    ----    ----    ----
Ratio of income to fixed charges (excluding interest
  on deposits)........................................    2.76x   3.43x   2.57x   2.00x   1.82x
Ratio of income to fixed charges (including interest
  on deposits)........................................    2.07x   2.48x   1.95x   1.64x   1.52x
Ratio of income to combined fixed charges including
  preferred stock dividends (excluding interest on
  deposits)...........................................    2.74x   3.40x   2.54x   1.98x   1.81x
Ratio of income to combined fixed charges including
  preferred stock dividends (including interest on
  deposits)...........................................    2.06x   2.47x   1.94x   1.63x   1.52x

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Citigroup Funding filed a registration statement (No. 333-122925) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Citigroup files annual, quarterly and current reports and other information with the SEC. Citigroup Funding currently does not file reports and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's home page on the world wide web on the internet at "http://www.sec.gov".

     The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 2004; and

     (b) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31,
         2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2,
         2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005,
         April 20, 2005 and May 2, 2005.

     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of
(1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries or affiliates of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

                              Citigroup Document Services
                              140 58th Street, Suite 8G
                              Brooklyn, NY 11220
                              (877) 936-2737 (toll free)
                              (718) 765-6514 (outside the U.S.)

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. Neither Citigroup nor Citigroup Funding has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither Citigroup nor Citigroup Funding is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Citigroup and Citigroup Funding's business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, the accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup Funding and Citigroup's respective management's beliefs and assumptions and on information currently available to Citigroup Funding and Citigroup's respective management. Forward-looking statements include information concerning Citigroup Funding and Citigroup's possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions."

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Neither Citigroup Funding nor Citigroup has any intention or obligation to update forward-looking statements after it distributes this prospectus.

                                 CITIGROUP INC.

     Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Corporate and Investment Banking, Global Wealth Management, Asset Management, and Alternative Investments business segments.

     Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities, state insurance departments and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

     The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

                             CITIGROUP FUNDING INC.

     Citigroup Funding Inc. is a wholly-owned subsidiary of Citigroup, incorporated on January 14, 2005, and organized under the laws of the State of Delaware. Its principal executive offices are located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000. Its business activities consist primarily of providing funds to subsidiaries of Citigroup for general corporate purposes.

                          USE OF PROCEEDS AND HEDGING

     General. Citigroup Funding will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

     - funding the business of Citigroup and its subsidiaries;

     - funding investments in, or extensions of credit or capital contributions to, Citigroup and its subsidiaries; and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

     Citigroup Funding expects to incur additional indebtedness in the future to fund its businesses. Citigroup Funding or one or more of its affiliates may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

     Use of Proceeds Relating to Index Warrants and Indexed Notes. Citigroup Funding or one or more of its affiliates may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the underlying assets. Citigroup Funding or one or more of its affiliates may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup Funding may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

     Citigroup Funding expects that it or one or more of its affiliates will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup Funding or one or more of its affiliates may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or options on the foregoing, or other derivative or similar instruments related to the index or the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

     In addition, Citigroup Funding or one or more of its affiliates may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup Funding or one or more of its affiliates may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Citigroup Funding or one or more of its affiliates has a long hedge position in, or options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments related to, the index or the underlying assets, Citigroup Funding or one or more of its affiliates may liquidate all or a portion of its holdings at or about the time of the maturity or earlier redemption or repurchase of, or the payment of any indexed interest on, the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup Funding or one or more of its affiliates may receive a profit from the hedging activities, even if the market value of the index warrants or indexed notes declines. Citigroup Funding is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Citigroup Funding has no reason to believe that its hedging activities, as well as those of its affiliates, will have a material impact on the price of such options, futures contracts, forward contracts, swaps, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup Funding cannot guarantee you that its hedging activities, as well as those of its affiliates, will not affect such prices or value. Citigroup Funding or its affiliates will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities offered by this prospectus will be guaranteed unsecured obligations of Citigroup Funding and will be either senior or subordinated debt. Senior debt will be issued under one of two senior debt indentures. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indentures and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been or will be filed with the SEC as exhibits to the registration statement on Form S-3 (No. 333-122925) under the Securities Act of 1933 of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Citigroup, Citigroup Funding or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be The Bank of New York, and the trustee under the subordinated debt indenture will be Deutsche Bank Trust Company Americas. Citigroup Funding may, at its option, appoint others, including Citibank, N.A., to act as paying agent, transfer agent and/or registrar under each indenture.

GENERAL

     Section numbers in The Bank of New York senior debt indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references below should be read accordingly.

     The indentures provide that unsecured senior or subordinated debt securities of Citigroup Funding, fully and unconditionally guaranteed by Citigroup, may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup Funding. The indentures do not limit the amount of debt securities that may be issued under them (Section 301). Citigroup Funding also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

     United States federal income tax consequences and other special considerations applicable to any variable rate debt securities exchangeable for fixed rate debt securities or debt securities issued by Citigroup Funding at a discount will be described in the applicable prospectus supplement.

     Because Citigroup is a holding company, the claims of creditors of Citigroup's subsidiaries will have a priority over Citigroup's equity rights and the rights of Citigroup's creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the title of the debt securities;

     - whether the debt securities will be senior or subordinated debt;

     - the indenture under which such debt securities are being issued;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

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     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - if other than in United States dollars, the currency or currency unit in which payment will be made;

     - if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amount will be determined;

     - if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

     - if any payments may be made at the election of Citigroup Funding or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

     - the location where payments on the debt securities will be made;

     - the terms and conditions on which the debt securities may be redeemed at the option of Citigroup Funding;

     - any obligation of Citigroup Funding to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

     - any provisions for the discharge of Citigroup Funding's obligations relating to the debt securities by deposit of funds or United States government securities;

     - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - the date of any global security if other than the original issuance of the first debt security to be issued;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

     - whether the securities are to be issued in registered form, bearer form, or both; and

     - any other specific terms of the debt securities (Section 301).

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of any kind will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup Funding. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such series of debt securities may be adjusted.

     The debt securities will be issued in registered form, bearer form, or both. If issued in bearer form, the debt securities may be issued with or without coupons attached. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000. (Section 302). The prospectus

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supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

     Federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup Funding in bearer form will be described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup Funding may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 306). Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Payments on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities, in the case of registered notes, at the principal corporate trust office of the relevant trustee in New York City or, in the case of notes in bearer form, at the office of the relevant trustee in London. In the case of notes in registered form, payment will be made to the registered holder appearing in the register of note holders maintained by the registrar at the close of business on the record date for such payment. In the case of notes in registered form, interest payments may be made at the option of Citigroup Funding, by a check mailed to the holder at his registered address. (Section
308). Payments in any other manner will be specified in the prospectus supplement.

SENIOR DEBT

     The senior debt securities will be issued under the senior debt indentures and will rank on an equal basis with all other unsecured debt of Citigroup Funding except subordinated debt (Subordinated Debt Indenture, Section 1601). Citigroup's guarantee of the senior debt securities will rank on an equal basis with all other unsecured debt of Citigroup except subordinated debt (Subordinated Debt Indenture, Section 1601).

SUBORDINATED DEBT

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Citigroup Funding Senior Indebtedness" (as defined below).

     If Citigroup Funding defaults in the payment of any principal of, or premium, if any, or interest on any Citigroup Funding Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup Funding cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

     - securities of Citigroup Funding or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinated to Citigroup Funding Senior Indebtedness; and

     - payments made from a defeasance trust as described below.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup Funding, its creditors or its property, then all Citigroup Funding Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Citigroup

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Funding's Senior Indebtedness until all Citigroup Funding's Senior Indebtedness is paid in full (Subordinated Debt Indenture, Section 1601).

     "Citigroup Funding Senior Indebtedness" means:

          (1) the principal, premium, if any, and interest in respect of (A) indebtedness of Citigroup Funding for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup Funding, including the senior debt securities;

          (2) all capital lease obligations of Citigroup Funding;

          (3) all obligations of Citigroup Funding issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup Funding and all obligations of Citigroup Funding under any conditional sale or title retention agreements (but excluding trade accounts payable in the ordinary course of business);

          (4) all obligations, contingent or otherwise, of Citigroup Funding in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

          (5) all obligations of Citigroup Funding in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

          (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup Funding is responsible or liable as obligor, guarantor or otherwise; and

          (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup Funding whether or not such obligation is assumed by Citigroup Funding;

     but Citigroup Funding Senior Indebtedness does not include any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the subordinated debt securities and the issuance of which, in the case of this clause only, (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup's Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

     You should refer to the section "-- Citigroup Guarantees" below for information regarding the subordination of Citigroup's guarantee of the subordinated debt securities.

COVENANTS

     Limitations on Liens. The senior debt indentures provide that Citigroup will not, and will not permit any subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock (as defined below) of any Significant Subsidiary (as defined below), whether such Voting Stock is owned or later acquired, without effectively providing that the debt securities and, at Citigroup's option, any other senior indebtedness ranking equally and ratably with such debt securities, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Senior Debt Indenture, Section 15.04).

     "Significant Subsidiary" means any Subsidiary (as defined below), including its Subsidiaries:

     - that has investments of and advances from Citigroup and its other subsidiaries exceeding 10 percent of the total consolidated assets of Citigroup and such other subsidiaries as of the end of the most recently completed fiscal year;

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     - of which Citigroup's and its other subsidiaries' proportionate share of total assets (after inter-company elimination) exceeds 10 percent of the total consolidated assets of Citigroup and such other subsidiaries as of the end of the most recently completed fiscal year; or

     - of which Citigroup's and its other subsidiaries' equity in the income from continuing operations exceeds 10 percent of such consolidated income of Citigroup and such other subsidiaries for the most recently completed fiscal year.

     "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

     "Voting Stock" means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Senior Debt Indenture, Sections 1.01 and 15.04).

     Limitations on Mergers and Sales of Assets. The indentures provide that neither Citigroup Funding nor Citigroup will merge or consolidate with another corporation or sell other than for cash or lease all or substantially all their assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - the successor corporation, if other than Citigroup Funding or Citigroup, as applicable, expressly assumes by supplemental indenture the obligations of Citigroup Funding or Citigroup, as applicable, under the indentures; and

     - in the case of the senior debt indentures or if provided in the applicable prospectus supplement for a series of subordinated debt, immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indentures (Sections 605 and 1505).

     Limitations on Future Issuances of Subordinated Debt Securities under the Subordinated Debt Indenture. The subordinated debt indenture provides that any subordinated debt securities issued under the subordinated debt indenture shall either (x) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) qualify at the time of issuance for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup's Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

     Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

     Under the indentures, Citigroup Funding, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

     Citigroup Funding, Citigroup and the relevant trustee may, with the consent of the holders of a majority in aggregate principal amount of the senior debt securities of a series, or at least a majority in aggregate principal amount of the subordinated debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

     - change the fixed maturity of any such securities;

     - reduce the rate or extend the time of payment of interest on such securities;

     - reduce the principal amount of such securities or the premium, if any, on such securities;

     - reduce the amount of the principal of any securities issued originally at a discount;

     - change the currency in which any such securities are payable;

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

     - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

     - limit Citigroup Funding's responsibility to maintain a paying agent outside the U.S. for debt securities in bearer form;

     - limit Citigroup Funding's obligations to redeem certain debt securities in bearer form if certain events involving U.S. information reporting requirements occur;

     - reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

     - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Senior Debt Indenture, Section 14.02).

     In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 1402).

EVENTS OF DEFAULT AND DEFAULTS

     Events of default under the senior debt indentures and defaults under the subordinated debt indenture are:

     - failure to pay required interest on any debt security of such series for 30 days;

     - failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

     - failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

     - certain events of bankruptcy or insolvency, whether voluntary or not (Section 701).

     If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of that series may declare each debt security of that series due and payable (Section 702). Citigroup Funding and Citigroup are required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup Funding and Citigroup of their respective obligations under the indenture during the preceding year (Section 606 and 1002).

     No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities (Section 702).

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past events of default regarding that series (Section 702). The trustee generally will not be under an obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 707).

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series (Section 705).

     Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action. (Section 707).

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DEFEASANCE

     If so specified when the debt securities of a particular series are created, after Citigroup Funding has deposited with the trustee cash or U.S. government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of that series when due, then Citigroup Funding, at its option:

     - will be deemed to have paid and satisfied its obligations on all outstanding debt securities of that series on the 91st day after the applicable conditions described below are satisfied, which is known as "defeasance and discharge;" or

     - will cease to be under any of the obligations described above under "Covenants -- Limitation on Liens" and "Covenants -- Limitations on Mergers and Sales of Assets" relating to the debt securities of the series, other than to pay when due the principal of, premium, if any, and interest on those debt securities, which is known as "covenant defeasance."

     Citigroup Funding must deliver to the trustee an opinion of counsel accompanied by a ruling received or published by the Internal Revenue Service to the effect that the holders of the debt securities of the series will have no United States federal income tax consequences as a result of Citigroup Funding's exercise of its defeasance option. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the Internal Revenue Service. If the debt securities are listed on the New York Stock Exchange, Citigroup Funding must also deliver the trustee an opinion of counsel stating that defeasance would not cause the debt securities to be delisted.

     When there is a defeasance and discharge, (1) the indentures will no longer govern the debt securities of that series, (2) Citigroup Funding will no longer be liable for payment and (3) the holders of those debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup Funding will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     The obligations and rights under the debt indentures regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the debt securities of such series, replacement of mutilated, destroyed, lost or stolen debt securities and certain other administrative provisions will continue even if Citigroup Funding exercises its defeasance and discharge or covenant defeasance options (Article
12).

     Under current United States federal income tax law, defeasance and discharge should probably be treated as a taxable exchange of the debt securities for an interest in the trust. As a consequence, each holder of the debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and the holder's adjusted tax basis for the debt securities deemed exchanged. Each holder would then be required to include in income its share of any income, gain and loss recognized by the trust. Even though United States federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

     Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of debt securities. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

CITIGROUP GUARANTEES

     Debt securities issued by Citigroup Funding will be fully and unconditionally guaranteed by Citigroup. If for any reason Citigroup Funding does not make any required payment in respect of its debt securities when due, Citigroup will cause the payment to be made at the same address at which Citigroup Funding is obligated to make such payment. The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee of Citigroup without taking any action whatsoever against Citigroup Funding.
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Citigroup's obligations under its guarantee contained in each indenture are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to Citigroup Funding pursuant to any applicable law or statute.

     Citigroup's guarantee of the senior debt securities will be an unsecured and unsubordinated obligation which will rank equally with all of Citigroup's other unsecured and unsubordinated obligations.

     Citigroup's guarantee of the subordinated debt securities will be an unsecured subordinated obligation. As a result, Citigroup's obligations to make payments under its guarantee of the subordinated debt securities will be subordinated and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all existing and future Citigroup Senior Indebtedness, including any guarantee of senior debt securities.

     If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Citigroup Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of its guarantee of the subordinated debt securities or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

     - securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the guarantee of the subordinated debt securities is subordinated to Citigroup Senior Indebtedness; and

     - payments made from a defeasance trust as described below.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Citigroup Senior Indebtedness must be paid in full before any payment under the guarantee may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments under the guarantee received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Citigroup Senior Indebtedness until all Citigroup Senior Indebtedness is paid in full (Subordinated Debt Indenture, Section 1601).

     "Citigroup Senior Indebtedness" means:

          (1) the principal, premium, if any, and interest in respect of (A) indebtedness of Citigroup for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including the senior debt securities;

          (2) all capital lease obligations of Citigroup;

          (3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreements (but excluding trade accounts payable in the ordinary course of business);

          (4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

          (5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

          (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

          (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup whether or not such obligation is assumed by Citigroup;

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     but Citigroup Senior Indebtedness does not include:

             (A) any indebtedness issued by Citigroup prior to May 3, 2005 under that certain subordinated debt indenture with J.P. Morgan Trust Company, as trustee, dated as of April 12, 2001, as supplemented;

             (B) any indebtedness issued by Citigroup under that certain indenture with Bank One Trust Company, N.A., dated as of July 17, 1998, as supplemented;

             (C) any indebtedness issued to a Citigroup trust prior to May 31, 2004 under that certain indenture, dated as of October 7, 1996, between Citigroup (formerly known as Travelers Group Inc.) and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as supplemented (the "1996 junior subordinated debt indenture");

             (D) any guarantee entered into by Citigroup prior to May 31, 2004 in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust to which Citigroup issued any indebtedness under the 1996 junior subordinated debt indenture;

             (E) any indebtedness issued to a Citigroup Trust prior to May 3, 2005 under that certain indenture, dated as of July 23, 2004, between Citigroup and JPMorgan Chase Bank, N.A. (the "2004 junior subordinated debt indenture");

             (F) any guarantee entered into by Citigroup prior to May 3, 2005 in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust to which Citigroup issued any indebtedness under the 2004 junior subordinated debt indenture; and

             (G) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with the subordinated debt securities and the issuance of which, in the case of this clause only, (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated debt securities from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup's Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

     "Citigroup Trust" means each of Citigroup Capital II, Citigroup III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII and Citigroup Capital XIII, each a Delaware statutory trust.

CONCERNING THE TRUSTEES

     Citigroup, Citigroup Funding and certain of their affiliates have had and may continue to have banking relationships with the trustees in the ordinary course of business.

                         DESCRIPTION OF INDEX WARRANTS

     The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Citigroup Funding, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

     Index warrants may be issued independently or together with debt securities and may be attached to or separate from any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into among Citigroup Funding, Citigroup and a bank or trust company, as index warrant agent, and will be fully and unconditionally guaranteed by Citigroup. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup Funding under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of the index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

GENERAL

     The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup Funding will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of the series.

     Each index warrant will entitle the warrant holder to receive from Citigroup Funding, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index or formula calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

     - specified securities or securities indices;

     - specified foreign currencies or currency indices;

     - intangibles;

     - articles or goods;

     - any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

     - a combination thereof; or

     - changes in such measure or differences between two or more such measures.

     The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index, indices, intangibles, articles, goods or other measures or instruments to determine the amount payable or distributable on the index warrants.

     If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Citigroup Funding a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, the index warrants will be deemed to be automatically exercised upon expiration. Upon an automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on an exercise of the index warrants.

     You should read the prospectus supplement applicable to any series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, Citigroup Funding will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

     The applicable prospectus supplement relating to any series of index warrants will describe the following:

     - the aggregate number of index warrants;

     - the offering price of the index warrants;

     - the measure or measures by which payment or distribution on the index warrants will be determined;

     - certain information regarding the underlying securities, foreign currencies, indices, intangibles, articles or goods or other measure or instrument;

     - the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

     - the date on which the index warrants may first be exercised and the date on which they expire;

     - any minimum number of index warrants exercisable at any one time;

     - any maximum number of index warrants that may, at Citigroup Funding's election, be exercised by all warrant holders or by any person or entity on any day;

     - any provisions permitting a warrant holder to condition an exercise of index warrants;

     - the method by which the index warrants may be exercised;

     - the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

     - the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

     - the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

     - the time or times at which amounts will be payable or distributable in respect of the index warrants following exercise or automatic exercise;

     - any national securities exchange on which, or self-regulatory organization with which, the index warrants will be listed;

     - any provisions for issuing the index warrants in certificated form;

     - if the index warrants are not issued in book-entry form, the place or places at, and the procedures by which, payments or distributions on the index warrants will be made; and

     - any other terms of such index warrants.

     Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

LISTING

     Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of those index warrants.

MODIFICATION

     The index warrant agreement and the terms of the related index warrants may be amended by Citigroup, Citigroup Funding and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

     - curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

     - maintaining the listing of the index warrants on any national securities exchange or with any other self-regulatory organization;

     - registering the index warrants under the Exchange Act;

     - permitting the issuance of individual index warrant certificates to warrant holders;

     - reflecting the issuance by Citigroup Funding of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

     - for any other purpose which Citigroup Funding may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

     Citigroup, Citigroup Funding and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

     - changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

     - shortens the period of time during which the index warrants may be exercised;

     - otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

     - reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving Citigroup Funding or Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup Funding or Citigroup, then the assuming corporation will succeed to the obligations of Citigroup Funding or Citigroup, as applicable, under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants and may then be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

     Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf its right to exercise, and to receive payment for, its index warrants.

CITIGROUP GUARANTEE

     Index warrants issued by Citigroup Funding will be fully and unconditionally guaranteed by Citigroup. If for any reason Citigroup Funding does not make any required payment in respect of its index warrants when due, Citigroup will cause the payment to be made at the same address at which Citigroup Funding is obligated to make such payment. The holder of a guaranteed index warrant will be entitled to payment under the Citigroup guarantee without taking any action whatsoever against Citigroup Funding. Citigroup's obligations under its guarantee are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to Citigroup Funding pursuant to any applicable law or statute.

              DESCRIPTION OF DEBT SECURITY AND INDEX WARRANT UNITS

     Citigroup Funding may issue debt security and index warrant units consisting of debt securities and index warrants. The applicable prospectus supplement will describe the terms of any debt security and index warrant units.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, as securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

     Purchasers may only hold interests in the global notes or index warrants through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     - DTC is unwilling or unable to continue as depositary for such global security and Citigroup Funding is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     - Citigroup Funding in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial

Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Neither Citigroup Funding nor Citigroup will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     The information in this section about DTC has been provided by DTC for information purposes only. Neither Citigroup Funding nor Citigroup takes any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

                    LIMITATIONS ON ISSUANCES IN BEARER FORM

     In compliance with United States federal income tax laws and regulations, Citigroup Funding and any underwriter, agent or dealer participating in the offering of any debt security or index warrant in bearer form will agree that, in connection with the original issuance of such debt security or index warrant in bearer form and during the period ending 40 days after the issue date of such debt security or index warrant in bearer form, they will not offer, sell or deliver such debt security or index warrant in bearer form, directly or indirectly, to a U.S. person or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Debt securities or index warrants in bearer form will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a U.S. person who holds debt securities or index warrants in bearer form will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such debt securities or index warrants in bearer form.

     As used herein, "U.S. person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions.

     Pending the availability of a definitive global security or individual debt securities or index warrants in bearer form, as the case may be, debt securities that are issuable in bearer form may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary in London for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream International, for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual debt securities in bearer form and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in such definitive global security or for such individual debt securities, respectively, only upon receipt of a Certificate of Non-U.S. Beneficial Ownership. A Certificate of Non-U.S. Beneficial Ownership is a certificate to the effect that a beneficial interest in a temporary global security or warrant in bearer form is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive debt security or index warrant in bearer form be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No debt security or index warrant in bearer form will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of such temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of warrants in bearer form (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a warrant in bearer form) will be described in the prospectus supplement relating to such warrants in bearer form.

                              PLAN OF DISTRIBUTION

     Citigroup Funding may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include any broker-dealer affiliate of Citigroup Funding.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of the offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds to Citigroup Funding from such sales;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

     If underwriters are used in an offering of offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange or any other securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Citigroup Funding will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Citigroup Funding to one or more institutional purchasers, or through agents designated by Citigroup Funding from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup Funding to that agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of offered securities, Citigroup Funding may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of the offered securities, if so described in the applicable prospectus supplement.

     If so indicated in the applicable prospectus supplement, Citigroup Funding will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup Funding at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     The broker-dealer affiliates of Citigroup Funding are members of the NASD and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup Funding's broker-dealer affiliates participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer affiliate of Citigroup Funding in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup Funding's broker-dealer affiliates, including Citigroup Global Markets Inc., may act as principal or agent in such transactions. None of Citigroup Funding's broker-dealer affiliates have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     One or more dealers, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Citigroup Funding and Citigroup and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, dealers or agents. The underwriters, dealers or agents may agree to allocate a number of notes to underwriters, dealers or agents for sale to their online brokerage account holders. The underwriters, dealers or agents will allocate notes to underwriters, dealers or agents that may make

Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters, dealers or agents to securities dealers who resell notes to online brokerage account holders.

     Underwriters, dealers and agents may be entitled, under agreements with Citigroup Funding and Citigroup, to indemnification by Citigroup Funding and Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup Funding and affiliates of Citigroup Funding in the ordinary course of business.

     Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

     In order to hedge its obligations under the offered securities, Citigroup Funding or one or more of its affiliates may enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to "Use of Proceeds and Hedging" in this prospectus for more information.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans that are subject to ERISA and on persons who are fiduciaries with respect to those plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of the debt securities or index warrants of Citigroup Funding on behalf of the plan should determine whether the purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

     Citigroup Funding has affiliates, including broker-dealer affiliates, that provide services to many employee benefit plans. Citigroup Funding and any direct or indirect affiliate of Citigroup Funding may each be considered a "party in interest" within the meaning of ERISA and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to many employee benefit plans and retirement accounts. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan as to which Citigroup Funding or any direct or indirect affiliate of Citigroup Funding is a party in interest, unless the offered securities are acquired pursuant to an applicable statutory or administrative exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

     Please consult the applicable prospectus supplement for further information with respect to a particular offering of securities.

                                 LEGAL MATTERS

     John R. Dye, Esq., General Counsel-Capital Markets of Citigroup Inc., 399 Park Avenue, New York, New York 10043, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Citigroup Funding. Mr. Dye beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup Funding and its affiliates and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Citigroup Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to changes, in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation, and, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

   You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUPPLEMENT

Summary Information -- Q&A ..............................................   S-2

Incorporation of Certain Documents by Reference .........................   S-7

Risk Factors Relating to the SEQUINS ....................................   S-8

Description of the SEQUINS ..............................................  S-12

UnitedHealth Group Inc. .................................................  S-21

Historical Data on the Common Stock of UnitedHealth Group Inc. ..........  S-22

Certain United States Federal Income Tax Considerations .................  S-23

Underwriting ............................................................  S-26

ERISA Matters ...........................................................  S-27

Legal Matters ...........................................................  S-27

PROSPECTUS

Prospectus Summary ......................................................     1

Ratio of Earnings to Fixed Charges and Ratio of Income to Combined Fixed
Charges Including Preferred Stock Dividends .............................     4

Forward-Looking Statements ..............................................     6

Citigroup Inc. ..........................................................     7

Citigroup Funding Inc. ..................................................     7

Use of Proceeds and Hedging .............................................     8

Description of Debt Securities ..........................................     9

Description of Index Warrants ...........................................    18

Description of Debt Security and Index Warrant Units ....................    21

Book-Entry Procedures and Settlement ....................................    22

Limitations on Issuances in Bearer Form .................................    24

Plan of Distribution ....................................................    25

ERISA Matters ...........................................................    28

Legal Matters ...........................................................    28

Experts .................................................................    28

                             CITIGROUP FUNDING INC.

                        7-8% SELECT EQUITY INDEXED NOTES

                                  (SEQUINS(SM))

                              BASED UPON THE COMMON
                        STOCK OF UNITEDHEALTH GROUP INC.

                                 DUE          ,2007
                       ($10 PRINCIPAL AMOUNT PER SEQUINS)
                    PAYMENTS DUE FROM CITIGROUP FUNDING INC.
                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                                 CITIGROUP INC.

                             PROSPECTUS SUPPLEMENT
                                          , 2006
                    (INCLUDING PROSPECTUS DATED MAY 3, 2005)

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